Exhibit (10)

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Financial highlights” in the Prospectuses and “Complete and partial portfolio holdings—arrangements to disclose to Service Providers, Fiduciaries and Other Third Parties,” “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, and to the use of our reports dated September 27, 2019, with respect to the financial statements of PACE Select Advisors Trust for the period ended July 31, 2019 which are incorporated by reference in Post-Effective Amendment No. 54 to the  Registration Statement (Form N-1A No. 33-87254).

/s/ Ernst & Young LLP

New York, New York

November 26, 2019